EXHIBIT (J)(2)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 85 to Registration Statement No. 33-12 on Form N-1A of our report dated December 21, 2007, relating to the financial statements and financial highlights of North Track Funds, Inc. (the “Funds”), including S&P 100 Index Fund, NYSE Arca Tech 100 Index Fund, Equity Income Fund, Dow Jones U.S. Health Care 100 Plus Fund, Dow Jones U.S. Financial 100 Plus Fund, Strategic Allocation Fund, Geneva Growth Fund, Large Cap Equity and Wisconsin Tax-Exempt Fund, incorporated by reference in the Statement of Additional Information of the Funds included in the Funds Post-Effective Amendment No. 84 to Registration Statement No. 33-12 on Form N-1A.

/s/ Deloitte & Touche LLP

Milwaukee, WI
July 22, 2008